Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2013 Results

Record quarterly revenue up 37 percent to $79.4 million

ITASCA, Ill., August 7, 2013 – Gogo Inc. (Nasdaq: GOGO), a leading provider of in-flight connectivity and a pioneer in wireless in-flight digital entertainment solutions, announced today its financial results for the quarter ended June 30, 2013.

Financial and Operational Highlights

•	Total revenue increased 37 percent to $79.4 million for the quarter ended June 30, 2013 versus the comparable prior year period, driven by a 54 percent increase in service revenue to $62.0 million

•

Segment profit for Commercial Aviation – North America (CA-NA) and Business Aviation (BA), on a combined basis, increased 82 percent to $13.2 million for the quarter ended June 30, 2013 versus the comparable prior year period, driven by a 54 percent increase in CA-NA service revenue and a 55 percent increase in BA service revenue

•

Adjusted EBITDA decreased $0.4 million to $3.8 million for the quarter ended June 30, 2013 versus the comparable prior year period, driven by continued investment in international expansion at Commercial Aviation – Rest of World (CA-ROW)

•	Aircraft online as of June 30, 2013 included:

•	1,982 CA-NA aircraft, up 27 percent versus June 30, 2012

•	5,105 BA satellite aircraft, up 4 percent versus June 30, 2012

•	1,684 BA air-to-ground (ATG) aircraft, up 44 percent versus June 30, 2012

•	Our next generation air-to-ground technology (ATG-4) has been installed on 312 CA-NA aircraft as of June 30, 2013

“We had a very strong second quarter with total revenue up 37 percent to $79.4 million driven by a 54 percent increase in service revenue demonstrating robust demand for our connectivity products and services. Our 3,666 ATG aircraft online included 312 ATG-4 aircraft on the CA side as we continued to deploy our next generation technology to increase network capacity,” said Gogo’s President and CEO, Michael Small. “During the second quarter, we completed our Initial Public Offering (IPO) and closed an add-on credit facility, resulting in $300 million in new funding. We believe we are now well capitalized to address the large international growth opportunity.”

Second Quarter Operating Results

Total revenue increased to $79.4 million for the quarter ended June 30, 2013 compared with $57.9 million for the comparable prior year period. The growth in revenue was driven by a 54 percent increase in service revenue as a result of increases in aircraft online in both CA-NA and BA and increased adoption of our service and price increases in CA-NA.

Operating expenses increased to $88.5 million for the quarter ended June 30, 2013, up from $62.8 million for the comparable prior year period. The $25.7 million year-over-year increase included an $11.9 million increase in cost of service revenue, a $0.8 million increase in cost of equipment revenue, an $8.5 million increase in other operating expenses excluding depreciation and amortization and a $4.5 million increase in depreciation and amortization. Cost of service increased to $31.1 million due to increased revenue share earned by our airline partners, increased network operations costs related to our ATG network and commencement of satellite transponder and teleport fees for CA-ROW. Cost of equipment revenue increased to $8.0 million due primarily to increased personnel expenses to support the growth of the business. The $8.5 million increase in other operating expenses excluding depreciation and amortization included increases related to CA-ROW as we continued to invest in our international expansion, CA-NA and BA as we continued to develop next generation technologies and support the growth of our North American business. Finally, the depreciation and amortization increase of $4.5 million was due primarily to increases in network and airborne assets to support CA-NA growth.

Adjusted EBITDA decreased $0.4 million to $3.8 million for the quarter ended June 30, 2013 compared with $4.2 million for the comparable prior year period. The decline in Adjusted EBITDA was driven by a $6.3 million increase in segment loss from CA-ROW, largely offset by a $5.9 million or 82 percent increase in segment profit for CA-NA and BA.

Net loss attributable to common stock increased to $72.6 million for the quarter ended June 30, 2013 compared with a net loss attributable to common stock of $13.1 million for the comparable prior year period. The increase in net loss attributable to common stock was driven by a $44.8 million increase in expense related to fair value derivative adjustments, a $9.8 million increase in interest expense related to our Senior Credit Facility, and a $4.5 million increase in depreciation and amortization expense. Adjusted Net Loss increased to $19.7 million for the quarter ended June 30, 2013 compared with $5.6 million for the comparable prior year period driven by a $6.3 million increase in segment loss for CA-ROW and a $4.5 million increase in depreciation and amortization primarily related to CA-NA.

Net loss attributable to common stock per share was $4.98 for the quarter ended June 30, 2013 compared with $1.93 for the comparable prior year period. If the number of shares outstanding after the IPO was used instead of the respective weighted averages, the Adjusted Net Loss Per Share would have been $0.23 for the quarter ended June 30, 2013 compared with $0.07 for the comparable prior year period.

Capital expenditures increased to $32.6 million for the quarter ended June 30, 2013 compared with $17.5 million for the comparable prior year period. The increase in capital expenditures was due to increased airborne equipment purchases at CA-NA and CA-ROW, increased CA-NA installations and upgrades to ATG-4 technology, increased investments in our ATG network, and increased investments in capitalized software. Cash capital expenditures for the quarter increased to $28.8 million compared with $16.7 million for the comparable prior year period. Cash flows from investing activities for the quarter ended June 30, 2013 also included $9.3 million related to the Airfone acquisition, which we completed on April 11, 2013.

Segment Information

CA-NA revenue increased 53 percent to $49.8 million for the quarter ended June 30, 2013 compared with $32.5 million for the comparable prior year period as a result of a 54 percent increase in service revenue. The increase in service revenue was driven by an increase in gross passenger opportunity as a result of an increase in aircraft online, and by an increase in average revenue per passenger which was driven by increases in both take rate and average revenue per session as shown in the supplemental tables below. Average revenue per aircraft increased 22 percent to $25.6 thousand for the quarter ended June 30, 2013 compared with $21.0 thousand for the comparable prior year period. CA-NA segment profit increased to $2.7 million for the quarter ended June 30, 2013 compared with a CA-NA segment loss of $2.5 million for the comparable prior year period due to an increase in service revenue offset in part by increased segment operating expenses.

BA revenue increased 18 percent to $29.4 million for the quarter ended June 30, 2013 compared with $24.9 million for the comparable prior year period as a result of a 55 percent increase in service revenue. The increase in service revenue was driven by an increase in aircraft online for both satellite and ATG systems and an increase in monthly average service revenue per aircraft online as shown in the supplemental tables below. BA revenue also included $0.7 million of service revenue related to services provided to our Airfone customers. BA segment profit increased to $10.5 million for the quarter ended June 30, 2013 compared with $9.7 million for the comparable prior year period due primarily to an increase in service revenue partially offset by increased segment operating expenses.

CA-ROW segment loss increased to $9.4 million for the quarter ended June 30, 2013 compared with a segment loss of $3.0 million for the comparable prior year period due to increased segment operating expenses. Our CA-ROW segment is in a start-up phase as we initiated our international expansion efforts in the first quarter of 2012. We believe that the CA-ROW market presents a large growth opportunity for our business, and we continued to make the necessary investments in the second quarter to help us capture global market share.

Business Outlook

The Company is providing full year 2013 guidance. For the full year ending December 31, 2013, we expect:

•	Total revenue of $305 million to $315 million

•	CA-NA revenue of $188 million to $193 million

•	BA revenue of $115 million to $120 million

•	CA-ROW revenue of approximately $2 million

•	Adjusted EBITDA of zero to negative $6.0 million

•	Cash CAPEX of $115 million to $135 million

Our full year 2013 Adjusted EBITDA guidance of zero to negative $6.0 million reflects increasing investment in CA-ROW, particularly in the second half of 2013.

Conference Call

The second quarter conference call will be held on August 7th, 2013 at 8:30 a.m. ET. A live web cast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (855) 500-1988 (within the United States and Canada) or (832) 412-1830 (international dialers) and entering conference ID number 23805189. A replay of the call will be available approximately two hours after the call has ended and will be available until September 7th, 2013. To access the replay, dial (855) 859-2056 (within the United States and Canada) or (404) 537-3406 (international dialers) and enter the conference ID number 23805189.

Non-GAAP Financial Measures

We publicly disclose certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX as defined below under the heading “Definition of Non-GAAP Measures. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements to assist them in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate growth in passenger demand; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that are currently being offered on a limited or trial basis or are in various stages of development; our ability to deliver new products and service on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of recent events relating to American Airlines; a revocation of, or reduction in, our right to use licensed spectrum or grant of a license to use air-to-ground spectrum to a competitor; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuation in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for in-flight broadband internet access services or market acceptance for our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees and key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the OFAC; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission on June 24, 2013 relating to the Company’s Initial Public Offering.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading provider of in-flight connectivity and wireless in-flight digital entertainment solutions. Using Gogo’s exclusive products and services, passengers with Wi-Fi enabled devices can get online on more than 1,900 Gogo equipped commercial aircraft. In-flight connectivity partners include American Airlines, Air Canada, AirTran Airways, Alaska Airlines, Delta Air Lines, Frontier Airlines, United Airlines, US Airways and Virgin America. In-flight entertainment partners include American Airlines, Delta Air Lines, Scoot and US Airways. In addition to its commercial airline business, Gogo has more than 6,500 business aircraft outfitted with its communications services.

Back on the ground, Gogo’s 600+ employees in Itasca, IL, Broomfield, CO and London are working to continually redefine flying as a productive, socially connected, and all-around more satisfying experience. Connect with Gogo at www.gogoair.com, on Facebook at www.facebook.com/gogo and on Twitter at www.twitter.com/gogo.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenue:
Service revenue	$62,000	$40,249	$116,935	$76,664
Equipment revenue	17,437	17,630	33,256	35,488

Total revenue	79,437	57,879	150,191	112,152
Operating expenses:
Cost of service revenue (exclusive of items shown below)	31,135	19,237	57,105	37,065
Cost of equipment revenue (exclusive of items shown below)	8,048	7,284	15,777	14,758
Engineering, design and development	12,333	7,738	24,618	15,312
Sales and marketing	7,060	6,950	13,690	12,740
General and administrative	16,214	12,383	30,809	24,033
Depreciation and amortization	13,709	9,162	27,554	17,427

Total operating expenses	88,499	62,754	169,553	121,335

Operating loss	(9,062)	(4,875)	(19,362)	(9,183)

Other (income) expense:
Interest income	(14)	(15)	(33)	(25)
Interest expense	10,370	530	14,290	599
Fair value derivative adjustment	36,305	(8,513)	36,305	(9,640)
Other income	(1)	—	—	—

Total other (income) expense	46,660	(7,998)	50,562	(9,066)

Income (loss) before incomes taxes	(55,722)	3,123	(69,924)	(117)
Income tax provision	267	223	542	449

Net income (loss)	(55,989)	2,900	(70,466)	(566)
Class A and Class B senior convertible preferred stock return	(13,994)	(13,377)	(29,277)	(24,905)
Accretion of preferred stock	(2,595)	(2,612)	(5,285)	(5,198)

Net loss attributable to common stock	$(72,578)	$(13,089)	$(105,028)	$(30,669)

Net loss attributable to common stock per share—basic and diluted	$(4.98)	$(1.93)	$(9.82)	$(4.51)

Weighted average number of shares—basic and diluted	14,585	6,798	10,694	6,798

Gogo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,154	$112,576
Restricted cash	193	214
Accounts receivable, net of allowances of $281 and $1,139, respectively	25,466	24,253
Inventories	16,443	12,149
Prepaid expenses and other current assets	6,516	6,153

Total current assets	360,772	155,345

Non-current assets:
Property and equipment, net	238,053	197,674
Intangible assets, net	67,080	58,147
Goodwill	3,669	620
Long-term restricted cash	1,390	640
Debt issuance costs	14,630	8,826
Other non-current assets	17,822	10,863

Total non-current assets	342,644	276,770

Total assets	$703,416	$432,115

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$17,609	$16,691
Accrued liabilities	53,231	45,952
Deferred revenue	8,577	6,663
Deferred airborne lease incentives	7,741	5,917
Current portion of long-term debt and capital leases	6,926	4,091

Total current liabilities	94,084	79,314

Non-current liabilities:
Deferred airborne lease incentives	48,504	40,043
Deferred rent	3,933	4,020
Deferred tax liabilities	5,351	4,949
Long-term debt	238,979	131,450
Asset retirement obligations	4,631	2,637
Other non-current liabilities	1,103	1,101

Total non-current liabilities	302,501	184,200

Total liabilities	396,585	263,514

Commitments and contingencies
Redeemable preferred stock
Class A senior convertible preferred stock	—	174,199
Class B senior convertible preferred stock	—	285,035
Junior convertible preferred stock	—	155,144

Total preferred stock	—	614,378

Stockholders’ equity (deficit)
Common stock	8	—
Additional paid-in-capital	866,960	9,110
Accumulated other comprehensive loss	(242)	(20)
Accumulated deficit	(559,895)	(454,867)

Total stockholders’ equity (deficit)	306,831	(445,777)

Total liabilities and stockholders’ equity (deficit)	$703,416	$432,115

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months
	Ended June 30,
	2013	2012
Operating activities:
Net loss	$(70,466)	$(566)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	27,554	17,427
Fair value derivative adjustment	36,305	(9,640)
Loss on asset disposals/abandonments	49	505
Deferred income taxes	402	402
Stock compensation expense	1,783	1,695
Amortization of deferred financing costs	1,171	40
Changes in operating assets and liabilities:
Accounts receivable	(791)	568
Inventories	(4,294)	2,023
Prepaid expenses and other current assets	(216)	189
Deposits on satellite services	(4,774)	—
Other non-current assets	341	(906)
Accounts payable	(801)	(1,924)
Accrued liabilities	2,234	2,916
Deferred airborne lease incentives	6,795	4,340
Deferred revenue	1,914	1,972
Deferred rent	(81)	568
Other non-current liabilities	196	344

Net cash provided by (used in) operating activities	(2,679)	19,953

Investing activities:
Proceeds from the sale of property and equipment	220	20
Purchases of property and equipment	(58,712)	(24,625)
Acquisition of intangible assets—capitalized software	(7,397)	(6,597)
Acquisition of Airfone, includes $1.0 million in restricted cash at June 30, 2013	(9,344)	—
(Increase) decrease in investing restricted cash	273	(250)

Net cash used in investing activities	(74,960)	(31,452)

Financing activities:
Proceeds from initial public offering, net of offering costs	173,387	(2,691)
Proceeds from credit facility	113,000	135,000
Payment of debt, including capital leases	(2,750)	(313)
Payment of debt issuance costs	(6,975)	(9,609)
Other	580	22

Net cash provided by financing activities	277,242	122,409

Effect of exchange rate changes on cash	(25)	—
Increase in cash and cash equivalents	199,578	110,910
Cash and cash equivalents at beginning of period	112,576	42,591

Cash and cash equivalents at end of period	$312,154	$153,501

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation – North America

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Aircraft online	1,982	1,565	1,982	1,565
Average quarterly service revenue per aircraft online (ARPA)	$25,568	$20,997	$24,388	$20,782
Gross passenger opportunity (GPO) (in thousands)	77,186	65,460	142,210	120,167
Total average revenue per passenger opportunity (ARPP)	$0.64	$0.49	$0.65	$0.51
Total average revenue per session (ARPS)	$10.38	$9.03	$10.34	$9.18
Connectivity take rate	5.9%	5.3%	6.0%	5.4%

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•

Average quarterly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate total service revenue for the quarter, divided by the number of aircraft online during such quarter (expressed as an average of the beginning and ending aircraft online for such quarter) with the year-to-date ARPA representing the simple average of the quarters in the year-to-date period.

•

Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been made available for the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•

Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, Gogo Signature Services and other service revenue for the period, divided by GPO for the period.

•

Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•

Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3 percent of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Aircraft online (1)
Satellite	5,105	4,920	5,105	4,920
ATG	1,684	1,166	1,684	1,166
Average monthly service revenue per aircraft online (1)
Satellite	$154	$132	$153	$135
ATG	1,912	1,846	1,903	1,820
Units Shipped
Satellite	173	174	320	379
ATG	201	182	372	363
Average equipment revenue per unit shipped (in thousands)
Satellite	$36	$41	$38	$41
ATG	52	53	53	51

(1)	Aircraft online and average monthly service revenue per aircraft online exclude the aircraft acquired from Airfone and the related revenue for the three and six month periods ended June 30, 2013, as we intend to wind down the Airfone business by the end of 2013.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft on which we have satellite equipment in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft on which we have ATG network equipment in operation as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•

Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•

Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit

(in thousands, Unaudited)

	For the Three Months Ended
	June 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$49,346	$71	$12,583	$62,000
Equipment revenue	426	148	16,863	17,437

Total revenue	$49,772	$219	$29,446	$79,437

Segment profit (loss)	$2,669	$(9,372)	$10,491	$3,788

	For the Three Months Ended
	June 30, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$32,115	$—	$8,134	$40,249
Equipment revenue	412	480	16,738	17,630

Total revenue	$32,527	$480	$24,872	$57,879

Segment profit (loss)	$(2,522)	$(3,038)	$9,740	$4,180

	For the Six Months Ended
	June 30, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$92,152	$1,269	$23,514	$116,935
Equipment revenue	985	168	32,103	33,256

Total revenue	$93,137	$1,437	$55,617	$150,191

Segment profit (loss)	$2,284	$(15,592)	$19,947	$6,639

	For the Six Months Ended
	June 30, 2012
	CA-NA	CA-ROW	BA	Total
Service revenue	$61,309	$—	$15,355	$76,664
Equipment revenue	839	480	34,169	35,488

Total revenue	$62,148	$480	$49,524	$112,152

Segment profit (loss)	$(4,913)	$(5,598)	$18,744	$8,233

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(72,578)	$(13,089)	$(105,028)	$(30,669)
Interest expense	10,370	530	14,290	599
Interest income	(14)	(15)	(33)	(25)
Income tax provision	267	223	542	449
Depreciation and amortization	13,709	9,162	27,554	17,427

EBITDA	(48,246)	(3,189)	(62,675)	(12,219)
Fair value derivative adjustments	36,305	(8,513)	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	13,994	13,377	29,277	24,905
Accretion of preferred stock	2,595	2,612	5,285	5,198
Stock-based compensation expense	905	846	1,783	1,695
Amortization of deferred airborne lease incentives	(1,764)	(953)	(3,336)	(1,706)

Adjusted EBITDA	$3,789	$4,180	$6,639	$8,233

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(72,578)	$(13,089)	$(105,028)	$(30,669)
Fair value derivate adjustments	36,305	(8,513)	36,305	(9,640)
Class A and Class B senior convertible preferred stock return	13,994	13,377	29,277	24,905
Accretion of preferred stock	2,595	2,612	5,285	5,198

Adjusted Net Loss	$(19,684)	$(5,613)	$(34,161)	$(10,206)

Basic and diluted weighted average shares outstanding (GAAP)	14,585	6,798	10,694	6,798
Adjustment of shares to our current capital structure	69,512	77,299	73,403	77,299

Adjusted shares outstanding	84,097	84,097	84,097	84,097

Adjusted Net Loss Per Share – basic and diluted	$(0.23)	$(0.07)	$(0.41)	$(0.12)

Cash CAPEX:
Consolidated capital expenditures (GAAP)	$(32,611)	$(17,483)	$(66,109)	$(31,222)
Change in deferred airborne lease incentives	2,009	(187)	6,795	4,340
Amortization of deferred airborne lease incentives	1,764	953	3,336	1,706

Cash CAPEX	$(28,838)	$(16,717)	$(55,978)	$(25,176)

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate, the expected life of the options and future dividends to be paid by the Company. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner (for a description of segment profit (loss), see Note 16 “Business Segments and Major Customers”), excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of June 30, 2013 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for airborne equipment, thereby reducing our cash capital requirements.